[EXHIBIT 99.5]

                           CONSULTING AGREEMENT

This consulting agreement ("Agreement"), effective as of November 29, 2006 supersedes all other consulting entered by and between Third-Order Nanotechnologies, Inc. a Delaware corporation ("the Company or "Company") and Wall Street Resources, Inc., a Florida corporation ("Consultant").

RECITALS
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WHEREAS, the Company is a public company with its shares of common stock trading under the symbol "TDON" on the OTC exchange in the United States; and

WHEREAS, Consultant has experience in the area of security analysis, corporate finance, investor communications; and

WHEREAS, the Company desires to engage the services of Consultant to provide written analytical coverage and consultation with the Company in matters concerning corporate finance and investor communications with existing shareholders, brokers, dealers and other investment professionals, as to the Company's current and proposed activities;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound, the Company and Consultant agree as follows:

2.  Term of Consultancy. The Company engages Consultant to act in a
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    consulting capacity to the Company, and Consultant agrees to provide services to the Company commencing on the date first set forth above and ending six months after the completion of the 1st analytical report (the "term of this Agreement").

3. Duties of Consultant. The Consultant will generally provide the following consulting services (the "Services") during the term of this Agreement:

   a. Provide written analytical coverage and reports, advise and assist the Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and objectives to the financial community;

    b. Disseminate analytical reports regarding the Company to shareholders, brokers, dealers and other investment community professionals and the general investing public within the Consultant's network;

    c. With the cooperation of the Company, revise, update and provide summary reports during the term of this Agreement regarding the


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        Company's plans, strategy, and financial data, as may evolve during such period, and advise and assist the Company in communicating appropriate information regarding such plans, strategy and financial data to the financial community;

    d. Assist and advise the Company with respect to its relations with brokers, dealers, analysts and other investment professionals;

    e. Perform the functions generally assigned to an communications consulting firm, including writing analytical reports, responding to telephone and written inquiries from brokers, dealers, analysts and other investment professionals (which may be referred to the Consultant by the Company);

    f. Upon receipt of the Company's approval, conduct meetings in person or by telephone, with brokers, dealers, analysts, other investment professionals and the general investment public.

3.  Allocation of Time and Energies. The Consultant will perform the
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    Services in a professional manner in accordance with accepted industry standards and in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the costs to be incurred by the Consultant, and the benefits to be received by the Company, are to be expected to occur upon and shortly after, and in any event, within two months of the effectiveness of this Agreement. It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock. It is understood that the Company is entering into this Agreement with the understanding that Gerald N. Kieft will be the principal of Consultant during the entire term of this Agreement.

4.  Remuneration. As full and complete compensation for Consultant's
    ------------
    agreement to perform the Services, the Company shall compensate the Consultant as follows:

    a. For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue and deliver to the Consultant a "Commencement Bonus", payable in the form of 60,000 shares of the Company's 144 restricted Common Stock ("Common Stock") and $15,000 in cash. The 144 restricted Common Stock portion of the Commencement Bonus shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued to the Consultant, be fully paid and non-assessable. The cash portion shall be paid to consultant in six equal payments of $2,500 beginning 30 days after the release of the 15t report and due in full post a cash infusion exceeding $500,000. The






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        Company understands and agrees that Consultant has forgone significant opportunities to accept this engagement and the Company derives substantial benefit from the execution of this Agreement and the ability to establish its relationship with Consultant. The shares of Common Stock issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to consult with the Company and are a nonrefundable and non-ratable retainer (with the exception of the provisions set forth in Section 15 below). Such Shares are not a prepayment for future services. If the Company attempts to terminate this Agreement prior to the expiration of its term for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Shares paid to it hereunder.

    b. All shares of the Common Stock issued pursuant to this Agreement shall be issued in the name of Consultant. The Company agrees that all shares of Common Stock issued to Consultant hereunder shall carry "piggyback registration rights" whereby such shares will be included in the next Registration Statement filed by the Company with the Securities and Exchange Commission ("SEC"), pursuant to which such shares and options could be registered, and Company will use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as possible thereafter. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the Common Stock issued to Consultant.

    c. Consultant acknowledges that the shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares") have not been registered under the Securities Act of 1933 and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such a resale or transfer is exempt from the registration requirements of Rule 144 of the Act.









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5.  Expenses. Consultant agrees to pay for all its expenses (phone,
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    labor, etc.), other than extraordinary items for which the Company will reimburse Consultant. Such extraordinary items include travel and entertainment required by/or specifically requested by the Company, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, and like expenses which must be approved by the Company prior to its incurring an obligation for reimbursement.

6.  Indemnification.
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    a.  The Company agrees to indemnify and hold harmless Consultant, its officers, directors, employees, affiliates and agents harmless from and against any and all losses, claims, damages and liabilities, related to or arising out of any breach by the Company of its obligations under this Agreement and/or the Company's actions in connection with the transactions and/or activities contemplated herein.

    b. Consultant agrees to indemnify and hold harmless Company, its officers, directors, employees, affiliates and agents harmless from and against any and all losses, claims, damages and liabilities, related to or arising out of any breach by Consultant of its obligations under this Agreement and/or the Consultant's actions in connection with the transactions and/or activities contemplated herein.

7.  Representations. The Company warrants and represents that all oral
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    communications, written documents or materials furnished to
    Consultant are accurate, and the Consultant warrants and represents that all communications by Consultant with the public, with respect to the financial affairs, operations, profitability and strategic planning of the Company, will be in accordance with information provided to it by the Company. The Consultant may rely upon the accuracy of the information provided by the Company without independent investigation. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the Services set forth herein. Consultant acknowledges that to the best of its knowledge, the performance of the Services will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities law.

8.  Status as Independent Contractor. Consultant's engagement pursuant
    --------------------------------
    to this Agreement shall be as independent contractor, and not as employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further








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    acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements, without the express written consent of the entity to be bound.

9.  Attorneys' Fees. If any legal action(s) or any arbitration or
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    other proceeding(s) is brought for the enforcement or interruption of the Agreement, or because of alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's' fees and other costs in connection with that action(s) or proceeding(s), in addition to any other relief to which they may be entitled.

10. Waiver. The waiver by either party of a breach of any provIsion
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    of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

11. Notices. All notices, requests, and other communications hereunder
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    shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address set forth herein below:




    Company Address:                     Consultants Address:
    Third-Order Nanotechnologies,Inc.    Wall Street Resources, Inc.
    2601 Annand Drive                    2646 SW Mapp Road
    Suite 16                             Suite 303
    Wilmington, DE 69801                 Palm City, FL 34990



    Either party may change address, to which notices for it shall be addressed by providing notice of such change to the other party, in the manner set forth in this paragraph.

12. Choice of Law, Jurisdiction and Venue. This Agreement shall be
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    governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its conflict of laws or choice of law principles.

13. Arbitration. Any controversy or claim arising out of or relating
    -----------
    to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in Wilmington, Delaware in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.


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14. Due Diligence Period. The Consultant retains the right to
    --------------------
    terminate this Agreement for thirty (30) days from the effectiveness of this Agreement while Consultant completes due diligence. Consultant explicitly understands that all Cash, Common Stock, Options or any other compensations received by the Consultant from the Company will be forfeited and returned to the company within five (5) days of written termination of the Agreement.

15. Right to Change Opinion. It is explicitly understood that
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    forecasts, price targets and ratings are based heavily upon timely information supplied by the Company that is deemed to be realistic and accurate. Consultant reserves the right to revise their opinion regarding, but not limited to, revenue projections, income projections, price targets or rating in light of new information or if any prior information is found to be inaccurate or misleading. It is further agreed that Consultant reserves the right to revise their opinion regarding, but not limited to, revenue projections, income projections, price targets or rating in light of any significant or material change in the Company including, but not limited to, excessively dilutive financing, change in business model, merger, acquisition or change in management.

16. Complete Agreement. This Agreement contains the entire
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    agreement of the parties relating to the subject matter
    hereof. This Agreement and its terms may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.













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AGREED TO:


"The Company"                     Third-Order Nanotechnologies, Inc.
                                  2601 Annand Drive
                                  Suite 16
                                  Wilmington, DE  19808




Dated: Nov 30 '06                 By: /s/ Frederick J. Goetz
       ------------               --------------------------------
                                  Dr. Frederick J. Goetz
                                  President, CEO
                                  And its Duly Authorized Officer


"Consultant"                      Wall Street Resources, Inc.
                                  2646 SW Mapp Road
                                  Suite 303
                                  Palm City, FL  34990


Dated:  11/30/06                 By: /s/ Gerald N. Kieft
        ----------               -----------------------------
                                 Gerald N. Kieft
                                 President
                                 And its Duly Authorized Officer










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